EXECUTION COPY

SECURITY AGREEMENT

Date: January 21, 2009

THIS SECURITY AGREEMENT (hereinafter, the “Agreement”) is made by and between

GALEN PARTNERS IV, L.P., as collateral agent (in such capacity, the “Collateral Agent”), for the Secured Parties (as defined below),

and

PET DRX CORPORATION, a Delaware corporation (the “Debtor”).

Recitals

A.        Pursuant to the terms, conditions and provisions of the purchase agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among the Debtor and the Investors identified therein, the Debtor is issuing 12% Senior Convertible Notes due 2013 (the “Notes”); and

B.        The Debtor is executing and delivering this Agreement pursuant to the terms of the Purchase Agreement to induce the Investors to purchase the Notes.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.	DEFINITIONS

Capitalized terms used herein shall have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by the Debtor, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of the Debtor’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of the Debtor’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to the Debtor for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by the Debtor or in connection with any other transaction (whether or not yet earned by performance on the part of the Debtor), and (e) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Account Debtor” has the meaning given that term in the Code.

“Agreement” is defined in the Preamble.

“Chattel Paper” has the meaning given that term in the Code.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Transaction Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” is defined in Section 2.1.

“Collateral Agent’s Rights and Remedies” is defined in Section 6.6.

“Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, including without limitation, the Transactions Documents.

“Contract Rights” includes, without limitation, “contract rights” as now or formerly defined in the Code and also any right to payment under a contract not yet earned by performance and not evidenced by an instrument or Chattel Paper.

“Copyright License” means any and all rights nor owned or hereafter acquired by the Debtor under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by the Debtor: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright

Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

“Costs of Collection” includes, without limitation, all attorneys’ reasonable fees and reasonable out-of-pocket expenses incurred by the Collateral Agent’s attorneys (including in-house counsel), accounting, consulting, brokerage or other similar professional fees or expenses, and all reasonable costs incurred by the Collateral Agent in the administration of the Obligations and/or the Transaction Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Collateral Agent, which costs and expenses are directly or indirectly related to or in respect of the Collateral Agent’s: administration and management of the Obligations; negotiation, documentation, and amendment of any Transaction Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Obligations, and/or the Collateral Agent’s Rights and Remedies and/or any of the Collateral Agent’s rights and remedies against or in respect of any guarantor or other person liable in respect of the Obligations (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Obligations, and if not paid within thirty (30) days after the Debtor is invoiced thereof, at the Collateral Agent’s option may bear interest at the highest post-default rate which the Collateral Agent may charge the Debtor hereunder as if such had been lent, advanced, and credited by the Collateral Agent to, or for the benefit of, the Debtor.

“Debtor” is defined in the Preamble.

“Deposit Account” has the meaning given that term in the Code.

“Documents” has the meaning given that term in the Code.

“Documents of Title” has the meaning given that term in the Code.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by the Debtor, wherever located and, in any event, including all the Debtor’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Financial Asset” has the meaning given that term in the Code.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by the Debtor.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by the Debtor, including all right, title and interest that the Debtor may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Debtor or any computer bureau or service company from time to time acting for the Debtor.

“Goods” has the meaning given that term in the Code.

“Holder” means a Person in whose name a Note is registered in the Debtor’s Register for the Notes.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by the Debtor, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by the Debtor, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of the Debtor for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in the Debtor’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by the Debtor, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of the Debtor, including the rights of the Debtor to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of the Debtor; (iv) all commodity contracts of the Debtor; and (v) all commodity accounts held by the Debtor.

“Letter-of-Credit Right” has the meaning given that term in Code and also refers to any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by the Debtor.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Obligations” means (a) the due and punctual payment by the Debtor of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Debtor to any of the Secured Parties under the Notes, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all the obligations of the Debtor under or pursuant to this Agreement and each of the other Transaction Documents.

“Patent License” means rights under any written agreement now owned or hereafter acquired by the Debtor granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which the Debtor now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and

Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“Payment Intangible” as defined in the Code and also any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Proceeds” include, without limitation, “Proceeds” as defined in the Code, and each type of property described in Section 2.1.

“Receivables Collateral”: the Debtor’s Accounts, Accounts Receivable, Contract Rights, General Intangibles, Payment Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Securities, letters of credit for the benefit of the Debtor, and bankers’ acceptances held by the Debtor, and any rights to payment.

“Secured Parties” means (a) the Collateral Agent, (b) each Holder of the Notes, and (c) the successors and permitted assigns of each of the foregoing.

“Securities” has the meaning given that term in the Code.

“Security Interest” is defined in Section 2.1.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Supporting Obligation” has the meaning given that term in the Code and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by the Debtor granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by the Debtor: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Transfer” is defined in Section 4.1.

ARTICLE 2.	GRANT OF SECURITY INTEREST

2.1       Grant of Security Interest. To secure the Debtor’s prompt, punctual, and faithful performance of all and each of the Obligations, the Debtor hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a continuing security interest (the “Security Interest”) in and to, and assigns to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, all of the Debtor’s right, title and interest in, to and under the following, and each item thereof, whether now owned or now due, or in which the Debtor has an interest, or hereafter acquired, arising, or to become due, or in which the Debtor obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Collateral Agent may in the future be granted a security interest, is referred to herein as the “Collateral”): All assets of the Debtor, including, without limitation, all Accounts and accounts receivable; Inventory; Contract Rights; Instruments; Deposit Accounts; General Intangibles; Letter of Credit Rights, Payment Intangibles, Supporting Obligations, Investment Property; Equipment; Goods; Securities; Documents; Documents of Title; Fixtures; Chattel Paper; Financial Assets, policies and certificates of insurance, money, cash, or other property; all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing; all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing including the right of stoppage in transit all books, records, and information relating to the Collateral and/or to the operation of the Debtor’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the term “Collateral” shall in no event include any Account, lease, License, contract, agreement or other property if, and for so long as, the grant of such security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Debtor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any Account, lease, License, contract or agreement to which Debtor or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, further, that the term “Collateral” shall include such Account, lease, License, contract, agreement or other property immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall immediately include any portion of such Account, lease, License, contract, agreement or property that does not result in any of the consequences specified in (i) or (ii) above.

2.2       Commercial Tort Claims. If the Debtor shall at any time acquire a commercial tort claim, the Debtor shall promptly notify the Collateral Agent in a writing signed by the Debtor of the brief details thereof and grant to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

2.3       Authorization to File. The Debtor hereby authorizes the Collateral Agent to file financing statements, without notice to the Debtor, with all appropriate jurisdictions in order to perfect or protect the interest or rights hereunder of the Collateral Agent, for the benefit of the Secured Parties, which financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in the Collateral Agent’s discretion.

ARTICLE 3.	REPRESENTATIONS, WARRANTIES AND COVENANTS

The Debtor, in addition to all other representations, warranties and covenants made by the Debtor in any other Transaction Document, makes those covenants included in this Agreement. To induce the Holders to purchase the Notes, the Debtor represents, warrants and covenants to the Collateral Agent, for the benefit of the Secured Parties that:

3.1	Due Organization Authorization; No Conflicts.

(a)       The Debtor presently is and shall hereafter remain in good standing in its jurisdiction of formation and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Debtor’s assets or operation of the Debtor’s business, such qualification may be necessary, except where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(b)       The Debtor has all requisite corporate power and authority to execute and deliver to the Collateral Agent, for the benefit of the Secured Parties, this Agreement and all other Transaction Documents to which the Debtor is a party and has and will hereafter retain all requisite corporate power to perform all and singular Obligations.

(c)       When delivered, this Agreement will constitute the legal, valid and binding obligation of the Debtor, enforceable against the Debtor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3.2       Security Interest. The Security Interest constitutes a legal and valid security interest in the Collateral securing the payment and performance of the Obligations. The Security Interest is and shall be a first-priority security interest, prior to any other Lien on any of the Collateral.

3.3       Additional Assurances. The Debtor shall execute and deliver to the Collateral Agent, for the benefit of the Secured Parties, such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Collateral Agent may reasonably request to carry into effect the provisions and intent of this Agreement and to comply with all applicable statutes and laws. The Debtor shall execute all such instruments as reasonably may reasonably be required by the Collateral Agent with respect to the recordation and/or perfection of the security interests created herein.

ARTICLE 4.	NEGATIVE COVENANTS

The Debtor covenants and agrees that, without the prior written consent of the Collateral Agent, the Debtor will not do any of the following:

4.1       Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), all or any part of its business or property, other than Transfers: (i) of inventory in the ordinary course of business; (ii) of non-exclusive Licenses and similar arrangements for the use of the property of the Debtor in the ordinary course of business; (iii) that constitute payment of normal and usual operating expenses in the ordinary course of business and payment of any other amounts for any purpose not expressly prohibited in the Transaction Documents; (iv) of worn-out or obsolete Equipment; or (v) subject to the consent of the Majority Holders, permitted by Section 5(b)(viii) of the Notes.

4.2       Location of Collateral. The Debtor hereby certifies that no Collateral is in the possession of any third party bailee (such as at a warehouse). In the event that the Debtor, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then the Debtor shall use reasonable best efforts to secure in writing from such bailee an acknowledgment that the bailee is holding such Collateral for the benefit of the Collateral Agent (for the benefit of the Secured Parties).

ARTICLE 5.	EVENTS OF DEFAULT

Upon the occurrence of any Event of Default (as defined in the Notes), all Obligations of the Debtor to the Investors may be declared immediately due and payable in accordance with the terms of the Notes. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other Transaction Documents between the Collateral Agent and the Debtor, whether such Transaction Documents now exist or hereafter arise.

ARTICLE 6.	RIGHTS AND REMEDIES UPON DEFAULT

In addition to all of the rights, remedies, powers, privileges, and discretions which the Collateral Agent is provided under the Transaction Documents or applicable law prior to the occurrence of an Event of Default, the Collateral Agent shall have the following rights and remedies upon the occurrence and during the continuance of any Event of Default.

6.1       Rights of Enforcement. The Collateral Agent, for the benefit of the Secured Parties, shall have all of the rights and remedies of a secured party upon default under the Code, in addition to which the Collateral Agent shall have all and each of the following rights and remedies:

(a)       To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(b)       To apply the Receivables Collateral or the proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Obligations.

(c)	To take possession of all or any portion of the Collateral.

(d)       To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Collateral Agent reasonably deems necessary and with or without the taking of possession of any of the Collateral.

(e )      To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Transaction Documents.

(f)        To apply to the Obligations any balances and deposits in any Deposit Accounts of the Debtor which the Collateral Agent holds or is in control of.

6.2	Sale of Collateral.

(a)       Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Collateral Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Collateral Agent’s disposition of the Collateral.

(b)       Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide the Debtor with such notice as may be practicable under the circumstances), the Collateral Agent shall give the Debtor at least ten (10) days’ prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Debtor agrees that such written notice shall satisfy all requirements for notice to the Debtor which are imposed under the Code or other applicable law with respect to the Collateral Agent’s exercise of the Collateral Agent’s rights and remedies upon default.

(c)       The Collateral Agent may purchase the Collateral, or any portion of it at any sale held under this Article.

(d)       The Collateral Agent shall apply the proceeds of any exercise of the Collateral Agent’s Rights and Remedies under this Article as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all Costs of Collection and indemnification amounts incurred by the Collateral Agent in connection with this Agreement or any of the Obligations, the repayment of all advances made by the Collateral Agent hereunder on behalf of the Debtor and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder;

SECOND, to the payment in full of the other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Debtor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon the request of the Collateral Agent prior to any distribution under this Section 6.2, an authorized representative of each applicable Secured Party shall provide to the Collateral Agent certificates, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the respective amounts referred to in this Section 6.2, that each applicable Secured Party or their authorized representatives believes it is entitled to receive, and the Collateral Agent shall be fully entitled to rely on such certificates. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

6.3       Occupation of Business Location. In connection with the Collateral Agent’s exercise of the Collateral Agent’s rights under this Article, the Collateral Agent may enter upon, occupy, and use any premises owned or occupied by the Debtor, and may exclude the Debtor from such premises or portion thereof as may have been so entered upon, occupied, or used by the Collateral Agent. The Collateral Agent shall not be required to remove any of the Collateral from any such premises upon the Collateral Agent’s taking possession thereof, and may render any Collateral unusable to the Debtor. In no event shall the Collateral Agent be liable to the Debtor for use or occupancy by the Collateral Agent of any premises pursuant to this Article, nor for any charge (such as wages for the Debtor’s employees and utilities) incurred in connection with the Collateral Agent’s exercise of the Collateral Agent’s Rights and Remedies.

6.4       Grant of Nonexclusive License. The Debtor hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Debtor now or hereafter has rights, such license being with respect to the Collateral Agent’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

6.5       Assembly of Collateral. The Collateral Agent may require the Debtor to assemble the Collateral and make it available to the Collateral Agent at the Debtor’s sole risk and expense at a place or places which are reasonably convenient to both the Collateral Agent and the Debtor.

6.6       Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Collateral Agent (for the benefit of the Secured Parties) hereunder (herein, the “Collateral Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Collateral Agent in exercising or enforcing any of the Collateral Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Collateral Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Collateral Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Collateral Agent and any person, at any time, shall preclude the other or further exercise of the Collateral Agent’s Rights and Remedies. No waiver by the Collateral Agent of any of the Collateral Agent’s Rights and Remedies on anyone occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Collateral Agent’s Rights and Remedies and all of the Collateral Agent’s rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Collateral Agent at such time or times and in such order of preference as the Collateral Agent in its sale discretion may determine. The Collateral Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Obligations.

ARTICLE 7.	GENERAL

7.1       Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Debtor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. The Collateral Agent hereunder shall at all times be the same person that is the Majority Holder Representative. Written notice of resignation by the Collateral Agent as Majority Holder Representative pursuant to the Purchase Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement. Upon the acceptance of any appointment as the Majority Holder Representative by a successor Collateral Agent, that successor Majority Holder Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto.

7.2       Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

7.3       Integration; Amendments; Course of Dealing. This Agreement and the other Transaction Documents are intended by the parties as the final. complete and exclusive statement of the transactions evidenced by this Agreement and the other Transaction Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, express or implied, are deemed to be superseded by this Agreement and the other Transaction Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the other Transaction Documents. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Debtor and the Collateral Agent, subject to the consent of Majority Holders of the Notes. No failure by the Collateral Agent to give notice to the Debtor of the Debtor’s having failed to observe and comply with any warranty or covenant included in any Transaction Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Transaction Document.

7.4       Power of Attorney. The Debtor hereby irrevocably constitutes and appoints the Collateral Agent (acting through any authorized representative of the Collateral Agent) as the Debtor’s true and lawful attorney, with full power of substitution, following the occurrence and during the continuation of an) Event of Default. The rights and powers granted the Collateral Agent by this appointment include but are not limited to the fight and power to: (i) prosecute, defend, compromise, or release any action relating to the Collateral; (ii) sign change of address forms to change the address to which the Debtor’s mail is to be sent to such address as the Collateral Agent shall designate; receive and open the Debtor’s mail; (iii) endorse the name of the Debtor in favor of the Collateral Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Debtor on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral; (iv) sign the name of the Debtor on any notice to the Debtor’s Account Debtors or; sign the Debtor’s name on any proof of claim in bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts; (v) take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which the Debtor is a beneficiary; (vi) repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Debtor and (vii) use, license or transfer any or all General Intangibles of the Debtor. In connection with all powers of attorney described above, the Debtor hereby grants unto the Collateral Agent (acting through any of its authorized representatives) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Debtor might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth above shall be affected by any disability or incapacity suffered by the Debtor and each shall survive the same. All powers conferred upon the Collateral Agent herein, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized representative of the Collateral Agent. Notwithstanding anything herein to the contrary, the Debtor hereby appoints Collateral Agent its power of attorney to sign the Debtor’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Collateral Agent is under no further obligation to make loans or advances hereunder.

The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to the Debtor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.5       Collateral Agent’s Costs and Expenses; Indemnification. The Debtor shall pay on demand all Costs of Collection and all reasonable expenses of the Collateral Agent in connection with the preparation, execution, and delivery of this Agreement, and any and all documents, instruments and agreements delivered to the Collateral Agent in connection herewith, whether evidencing the Obligations, or granting the Collateral Agent (for the benefit of the Secured Parties) certain rights with respect to the Debtor, or its shares of stock, and of any Transaction Documents, whether now existing or hereafter arising, and all other reasonable expenses which may be incurred by the Collateral Agent in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Obligations. The Debtor agrees to indemnify the Collateral Agent and any of its Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement, the performance by the parties hereto of their respective obligations hereunder, (ii) the use of proceeds of the Notes or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, including without limitation, any claim, litigation, investigation or proceeding relating to the Collateral.

7.6       Copies and Facsimiles. This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Collateral Agent may be reproduced by the Collateral Agent by any photographic, microfilm, xerographic, digital imaging, or other process, and the Collateral Agent may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

7.7       Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest in the Collateral and all obligations of the Debtor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Notes, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Notes or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Debtor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

7.8       New York Law. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE TRANSACTION DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE TRANSACTION DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THE DEBTOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE DEBTOR AND THE COLLATERAL AGENT PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS; PROVIDED THAT THE DEBTOR AND THE COLLATERAL AGENT ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE COLLATERAL AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE COLLATERAL AGENT. THE DEBTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE DEBTOR HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. THE DEBTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE DEBTOR AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE DEBTOR’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

7.9       Right of Set-Off. The Debtor and any guarantor hereby grant to the Collateral Agent, for the benefit of the Secured Parties, a lien, security interest and right of setoff as security for all Obligations and obligations to the Collateral Agent, for the benefit of the Secured Parties, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or any entity under the control of the Collateral Agent and its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by the Debtor), the Collateral Agent may set off the same or any part thereof and apply the same to any liability or obligation of the Debtor and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL

RIGHTS TO REQUIRE THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE NOTES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE DEBTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

7.10	Waivers.

(a)       The Debtor (and all guarantors, endorsers, and sureties of the Obligations) makes each of the waivers included in subsection (b) below, knowingly, voluntarily, and intentionally, and understands that the Collateral Agent, in entering into the financial arrangements contemplated hereby and in the other Transaction Documents, whether now or in the future, is relying on such waivers included in subsection (b).

(b)       THE DEBTOR, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE FOLLOWING:

(i)        Except as otherwise specifically required hereby or by any other Transaction Document, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Obligations.

(ii)       Except as otherwise specifically required hereby or by any other Transaction Document, the right to notice and/or hearing prior to the Collateral Agent’s exercising of the Collateral Agent’s rights upon the occurrence and continuation of an Event of Default.

(iii)      THE DEBTOR AND COLLATERAL AGENT MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE COLLATERAL AGENT OR IN WHICH THE COLLATERAL AGENT IS JOINED AS A PARTY LITIGANT), INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE COLLATERAL AGENT RELATING TO THE ADMINISTRATION OF THIS AGREEMENT OR ENFORCEMENT OF THE TRANSACTION DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE DEBTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER

IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

7.11	Termination or Release.

(a)       (i) This Agreement, the Security Interest and all other security interests granted hereby, shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Debtor, as of the date when all the Obligations (other than contingent or unliquidated obligations or liabilities not then due, and other than any Obligations relating to Warrants or other Securities after the Notes are no longer outstanding) have been paid in full in cash or immediately available funds; provided that, upon payment in full of the Obligations, the Collateral Agent may assume that no Obligations are outstanding unless otherwise advised in writing by the Debtor; and (ii) this Agreement, the Security Interest and all other security interests granted hereby, shall automatically terminate as of the date when the Majority Holders (as defined in the Notes) consent to the termination of this Agreement, such termination to include, without limitation, the termination of the Security Interest.

(b)       Upon any sale or other transfer by the Debtor of any Collateral that is permitted under the Notes to any Person, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to the Notes, the security interest in such Collateral shall be automatically released, all without delivery of any instrument or performance of any act by any party;

(c)       In connection with any termination or release pursuant to this Section 7.11, the Collateral Agent shall execute and deliver to the Debtor, at the Debtor’s expense, all documents that the Debtor shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to the Debtor, such of the Collateral that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 7.11 shall be without recourse to or warranty by the Collateral Agent. In connection with any release pursuant to this Section 7.11, the Debtor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements.

[signature pages follow]

EXECUTED as of the date first written above.

PET DRX CORPORATION, as Debtor
By:
Name:
Title:

GALEN PARTNERS IV, L.P., as Collateral Agent
By: Claudius IV, LLC, Its General Partner
By:
Name: Zubeen Shroff
Title: Managing Member